Exhibit 999.1

MUSIC LICENSING, INC.

INTERIM FINANCIAL STATEMENTS

(Unaudited)

For the Quarter ended

As of September 30, 2023

Music Licensing, Inc.

Interim Financial Statements (Unaudited)

For the Quarter ended as of September 30, 2023

INDEPENDENT ACCOUNTANT REVIEW REPORT

October 28, 2023

The Board of Directors

Music Licensing, Inc.

3811 Airport-Pulling Rd.

Naples, FL 34105

We have reviewed the accompanying balance sheet of Music Licensing, Inc. (the company) as of September 30, 2023, and the related statement of income, statement of equity and statement of cash flows for the period from July 01, 2023 to September 30, 2023, and the related notes to the financial statements.

A review includes primary applying analytical procedures to management’s financial data and making inquiries of the company’s management. A review is less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controlrelevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

ACCOUNTANT RESPONSIBILITY

Our responsibility is to conduct the review in accordance with the Statement on Standards of Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of material modifications that should be made in the financial statements for them to be in accordance with the accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our report.

Accountant’s Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with the accounting principles generally accepted in the United States of America.

Certified Public Accountant, NH 08224

CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com

Music Licensing, Inc.

Balance Sheet Statement (Unaudited)

As of September 30, 2023

Sep. 30, 2023
ASSETS
Current Assets
Bank Balance	7,313
Accounts Receivables	950,059,954
Allowance for Doubtful Accounts	(897,959,738)
Net Accounts Receivables	52,100,216
Total Current Assets	52,107,530
Intangible Assets
Copy Rights and Domain Names	45,135
Total Fixed Assets	45,135
TOTAL ASSETS	52,152,665
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts payable	86,944
Sales tax payable	4,535
Non-Current Liabilities
Convertible Note Payable	12,051,015
Total Liabilities	12,142,494
Equity
Common Shares	35,669
Additional Paid In Capital	259,040
Retained Earnings	39,715,462
Total Equity	40,010,171
TOTAL LIABILITIES AND EQUITY	52,152,665

The accompanying notes are an integral part of these financial statements

Music Licensing, Inc.

Income Statement (Unaudited)

For the Quarter ended as of September 30, 2023

	3 months ended as of September 30, 2023	YTD
Revenues
Services	98,120,936	950,158,699
Total Revenues	98,120,936	950,158,699

Less Operating Expenses
Legal and Professional Services	64,361	144,540
Salaries and Wages	12,000,000	12,000,000
General and Administrative	17,680	38,819
Bad Debt Expense	91,480,726	897,959,738
Total Operating Expenses	(103,562,767)	(910,143,097)

Net Income (Loss)	(5,441,831)	40,015,602

The accompanying notes are an integral part of these financial statements

Music Licensing, Inc.

Statement of Changes in Equity (Unaudited)

For the Quarter ended as of September 30, 2023

	Common Stock		Additional Paid In	Retained Earnings
	Shares	Amount	Capital	(Deficit)	Total
Balance – June 30, 2023	3,566,945,290	35,669	254,064	45,157,293	45,447,026
Capital Contributions as of Sep. 30, 2023	-	-	4,976	-	45,452,002
Net Income (Loss) – as of Sep. 30, 2023	-	-	-	(5,441,831)	40,010,171
Balance - September 30, 2023	3,566,945,290	35,669	259,040	39,715,462	40,010,171

The accompanying notes are an integral part of these financial statements

Music Licensing, Inc.

Statement of Cash Flow (Unaudited)

For the Quarter ended as of September 30, 2023

OPERATING ACTIVITIES	3 months ended as of September 30, 2023	YTD
Net Income (Loss)	(5,441,831)	40,015,602
Adjustments to Reconcile Net Income to Net Cash provided by operations:
Change in Payables	30,000	(5,253)
Change in Receivables	(98,119,962)	(950,059,954)
Bad Debt Expense	91,480,726	897,959,738
Net cash used by operating activities	(12,051,067)	(12,089,867)

Net cash provided by Investing Activities	-	-

FINANCING ACTIVITIES
Additional Paid in Capital	4,976	45,199
Convertible Promissory Note	12,051,015	12,051,015
Net cash provided by Financing Activities	12,055,991	12,096,214

NET CASH INCREASE (DECREASE) FOR PERIOD	4,923	6,346
Cash at the beginning of the period	2,390	966
CASH AT END OF PERIOD	7,313	7,313

The accompanying notes are an integral part of these financial statements

Music Licensing, Inc.

Notes to the Financial Statements (Unaudited)

As of September 30, 2023

1.	DESCRIPTION OF THE BUSINESS

Music Licensing, Inc. (“Music Licensing” or “the Company”) is a music performing rights organization that represents songwriters, composers, and music publishers and issues public performance licenses to businesses for a flat monthly fee. Included in the standardized public performance license is a usage fee that is distributed as royalties to the songwriters, composers & music publishers that the Company represents. This model differs from competitors as the Company does not charge their artists an administration fee or utilize a royalty pool model.

The Company’s customers include television and radio stations, internet/streaming services and mobile technologies, Satellite audio services like XM and Sirius, nightclubs, restaurants, bars and other venues. Pro Music which is recognized in U.S. copyright law as a licensor of music was founded in 2018 and is based in Naples, FL. The Company was incorporated in the state of Delaware on November 4, 2020. The Company was created by virtue of the LLC conversion to a Corporation under the “Plan of Conversion” from Pro Music Rights, LLC to Pro Music Rights, Inc. which referred herein as “LLC Conversion”. The LLC Conversion has the following effects on the Company:

1.	All the claims, demands, property, rights, privileges, powers, franchises and every other interest of the Converting LLC shall be as effectively the property of the Company as they were of the Converting LLC prior to effectivity of the conversion.

2.	All debts, liabilities and duties of the Converting LLC shall be attached to the Company and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

3.	All the outstanding membership interests in the Converting LLC shall be canceled and extinguished and be converted into and represent ownership interest in the Company on a one for one basis, such that one hundred percent (100%) of the membership interests of the Converting LLC shall be converted into one hundred percent (100%) ownership of the Company.

History of the Company

The Company was originally incorporated as Hyperbaric Oxygenation Corporation in the State of Nevada on November 17, 1997. The Company subsequently changed its name to Building Turbines, Inc. on January 1, 2011 in connection with the Company’s December 1, 2010 acquisition of Building Turbines, Inc which was in the development of wind turbines for office buildings. Prior to the acquisition of Building Turbines, Inc, the Company had been engaged in the business of Hyperbaric care centers in Canada.

Music Licensing, Inc.

Notes to the Financial Statements (Unaudited)

As of September 30, 2023

On February 26, 2016, an exchange agreement was entered into by and among certain shareholders and debt holders of the Company, representing the majority of the outstanding shares of the Company and FutureWorld, Corp., a Delaware Corporation which was the owner of the partially owned subsidiary, NUVUS GRO. On March 10, 2016, Building Turbines, Inc. changed its name to HempTech Corp. There was a change of control in connection with the name change. As HempTech Corp, the Company was a provider of advanced controlled environment agriculture with sophisticated automation and analytical tools for the cultivators of legal industrial hemp and cannabis. On March 13, 2018 the Company changed its name to Nuvus Gro Corp. On November 21, 2022, the Company changed its name to Music Licensing Inc.

On July 19, 2022, Jake P. Noch Family Office LLC acquired control of the Company by purchasing 37,900,000 Shares of Common Stock of the Company from C&S Advisors Inc., which had previously acquired 44,941,214 Shares of common stock from Talari Industries LLC and Harvest Fund LLC. Jake P. Noch paid $430,000 to Eric Horton for these 37,900,000 Shares of Common Stock. Eric Horton is currently a Shareholder of the Company.

In the transaction whereby Eric Horton acquired 44,941,214 Shares of Common Stock from Talari Industries LLC and Harvest Fund LLC the persons involved were Sam Talari, former CEO of the Company, and Eric Horton. Eric Horton is a Shareholder of the Company. Sam Talari is not affiliated with the Company in any way. Assignment of value to this transaction cannot be determined at this time. The value of this transaction cannot be determined at this time because this transaction was executed under the direction of prior management and such information is not available to the Company’s current management.

Pro Music was formed as “Pro Music Rights, LLC,” a Florida limited liability company effective as of January 31, 2018, and converted into a Delaware corporation on November 4, 2020 resulting in, among things, a change of the legal name from “Pro Music Rights, LLC” to “Pro Music Rights Inc

On September 22, 2022, the Company, filed a Certificate of Amendment to Articles of Incorporation of the Company (the “Certificate of Amendment”) with the Secretary of State of the State of Nevada, pursuant to which the authorized shares of common stock was increased to 20,000,000,000. On November 21, 2022 the Company filed a Certificate of Amendment to the Articles of Incorporation to change the name of the Company from Nuvus Gro Corp. to Music Licensing Inc.

On July 31, 2023, the company has decided through its board of directors’ resolution to increase its authorized shares into 100,000,000,000,000,000 shares.

Music Licensing, Inc.

Notes to the Financial Statements (Unaudited)

As of September 30, 2023

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2.1.	Basis of Presentation

The financial statements of the Company have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (US GAAP) and are presented in U.S. dollars.

2.2.	Use of Estimates

The preparation of financial statements in conformity with the U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management evaluates the estimates and assumptions based on historical experience and believes those estimates and assumptions are reasonable based on the information available to them.

2.3.	Cash

The Company deposits its cash with financial institutions that the management believes are of high credit quality. The Company's cash consists primarily of cash deposited in U.S. dollar-denominated investment accounts.

2.4.	Fair Value of Financial Instruments

Pursuant to the accounting guidance for fair value measurements and its subsequent updates, fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The accounting guidance establishes a three-tier fair value hierarchy that requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities;

Level 2—Inputs other than the quoted prices in active markets, that are observable either directly or indirectly;

Level 3—Unobservable inputs based on the Company’s own assumption.

Music Licensing, Inc.

Notes to the Financial Statements (Unaudited)

As of September 30, 2023

2.5.	Intangible Assets

Intangible assets are comprised of copyrights and domain names. The Company is the owner for the exclusive rights to use these copyrights and domain names. As such, these assets do have an indefinite life. The Company reviews the currently held copy rights and domain names on an annual basis for impairment to determine if an adjustment is required. As the current intangible assets are working No impairment adjustment was considered necessary as of September 30, 2023.

The company's intangible assets at the period end are categorized as follows:

●	Copyrights: $19,010

●	Domain Names $26,125

2.6.	Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, control has been transferred, the fee is fixed or determinable, and collectability is reasonably assured. In instances where final acceptance of the product Is specified by the customer, revenue is deferred until all acceptance criteria have been met. The Company’s primary source of revenue is the monthly licensing subscription fee.

The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

●	Identify the contract with a customer.

●	Identify the performance obligations in the contract.

●	Determine the transaction price.

●	Allocate the transaction price to performance obligations in the contract, and

●	Recognize revenue as the performance obligation is satisfied.

2.7.	Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which amends the existing guidance relating to the accounting for income taxes. ASU 2019-12 is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles of accounting for income taxes and to improve the consistent application of GAAP for other areas of accounting for income taxes by clarifying and amending existing guidance. There are no Deferred tax assets and liabilities to be recognized for the current period.

Music Licensing, Inc.

Notes to the Financial Statements (Unaudited)

As of September 30, 2023

3.	ACCOUNTS RECEIVABLES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivables are stated at Net Realizable Value (NRV). On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write offs, collections, and current credit conditions. A receivable is considered past due if the company has not received payments based on agreed-upon terms. The company generally does not require any security or collateral to support its receivables.

Prior Period Error

The company has identified a prior period item (error) relating to the past periods ending December 31, 2022. There was an omission in booking and sending the sales invoices to the customers. Due to this, the prior year sales were not recorded. These omitted invoices are a part of a signed legal licensing agreement between the company and its customers. As such management has decided to record these invoices as Sales starting 2023.

Summary of Revenues as of September 30, 2023:

●	Revenues Relating to Prior Period: $897,493,764.

●	Total Revenues as on September 30, 2023: $950,158,699.

●	Revenues related for the Quarter ended as of March 31, 2023: $76,859.

●	Total Revenues for the Quarter ended as of June 30, 2023: $8,915

●	Total Revenues for the Quarter ended as of September 30, 2023: $85,774

The Management decided to take a provision of $91,562,767 for the quarter ended as of September 30, 2023, totalling the amount of $897,959,738 as bad debts expense during the year 2023 based on management estimation and legal advice.

4.	SUBSEQUENT EVENTS

As per GAAP Accounting Standards Codification (ASC) 855 , The Company evaluates events and transactions occurring after the balance sheet date but before the financial statements are issued for potential recognition or disclosure in the financial statements. The objective of the subsequent events section is to provide information to users of the financial statements about any significant events that have occurred subsequent to the balance sheet date that could affect the understanding of the financial statements.

Music Licensing, Inc.

Notes to the Financial Statements (Unaudited)

As of September 30, 2023

5.	STOCKHOLDER’S EQUITY AND CONVERTIBLE PROMISSORY NOTE

The company is authorized to issue 100,000,000,000,000,000 shares at 0.00001 par value. As of September 30, 2023, the company has 3,566,945,290 shares authorized and outstanding.

The company has signed a convertible promissory note as compensation for its shareholders for their services to the company. The stock will be issued until a value of $12,000,000 is realized and held in the form of a convertible note. The note shall permit the executive management to receive shares worth $12,000,000 at the time of conversion.

6.	ACCOUNTS PAYABLES

Trade and other payables primarily represent amounts owed by the company to suppliers and vendors for goods and services received. These payables arise in the ordinary course of business operations and are generally settled within the company's normal credit terms.

The company regularly reviews the carrying amount of trade and other payables to ensure they are stated at their estimated settlement amounts. If there are significant changes in the expected timing of settlement or in the estimated amounts, adjustments are made to the carrying amount and recognized in the statement of profit or loss.

The Company has an outstanding accounts payable balance of $86,944 as of September 30, 2023, as legal and professional fees. The management is planning to settle all payables balance by the end of 2023.

7.	NOTE 6 – BUSINESS LICENSE AGREEMENTS

The Company has signed Business License Agreements with 595 Customers as of September 30, 2023 to license, on a non-exclusive basis, non-dramatic public performances of their copyrighted musical compositions. After signing the agreements, and based on the agreement terms, the company issues invoices to its customers for Minimum and Base License Fees and Per Usage Fees based on number of business locations. Total Amount that was invoiced to our customers as of September 30, 2023, is $51,583,696. The amount invoiced within the quarter ended September 30, 2023, is $6,131,759.

Management believes that the contracts with the customers are legally enforceable as the provision and use of the services was provided. The agreements provide a clear obligation to pay a fixed monthly base license fee, plus any utilization fee. Management has begun an aggressive campaign to collect outstanding receivables.